Exhibit 10.29

___________, 2006

Osiris Therapeutics, Inc.

2001 Aliceanna Street

Baltimore, Maryland 21231

Gentlemen:

This letter confirms that the November 1995 Consulting Agreement, as amended to date (the “Agreement”), between Osiris Therapeutics, Inc. (“Osiris”) and Friedli Corporate Finance AG, now Friedli Corporate Finance, Inc. (individually and collectively, “Friedli”), will terminate upon the closing of an initial public offering of Osiris Common Stock pursuant to the Securities Act of 1933, as amended (the “IPO”).  By this letter, Friedli waives any and all rights and releases Osiris from any and all claims arising under the Agreement that occurred in the past, are currently in process, or may occur in the future, including: (a) any and all rights pursuant to paragraph 3 of the Agreement arising from equity or debt financings of Osiris, including any right of first refusal with respect to the IPO, and (b) any and all rights under paragraph 5 of the Agreement, including any right to the allocation of any portion of the shares to be issued and sold in the IPO.  In addition, Friedli (a) confirms that paragraph 3 of the Agreement and any right of first refusal with respect to equity or debt financings of Osiris was canceled by Osiris and Friedli in accordance with the terms of the Settlement Agreement dated August 22, 2003 relating to Civil Action No. 24-C-02-000903, and (b) agrees to and does hereby indemnify Osiris against any and all claims at any time existing or arising out of any instructions given or delivered to Osiris by Friedli or its representatives as the liaison between Friedli clients and investors and Osiris, including as regarding the delivery, ownership or transfer of any shares of capital stock of Osiris, or any rights, options or warrants in respect thereof.

Sincerely,

FRIEDLI CORPORATE FINANCE AG

By:

Peter Friedli

Date:

Accepted and agreed:

OSIRIS THERAPEUTICS, INC.

By:

C. Randal Mills, CEO

Date: